Exhibit 99.2

RESIGNATION

August 6, 2015

Board of Directors

RealBiz Media Group, Inc.

Gentlemen:

I tender my resignation as Chief Executive Officer and as Chairman of the Board of Directors, such resignation to be effective on Monday August 10, 2015.

I will continue to serve as a director of RealBiz Media Group, Inc.

Thank you in advance for your prompt attention to this matter.

Sincerely yours,

/s/ William Kerby

William Kerby